UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

CORESITE REALTY CORPORATION

(Name of Issuer)

Common stock, par value $0.01

(Title of Class of Securities)

21870Q105

(CUSIP Number)

December 31, 2011

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 1 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS DBD Investors V Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,275,390
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,275,390
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,275,390
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 2 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS DBD Investors V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,275,390
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,275,390
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,275,390
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 3 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS TCG Holdings II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,275,390
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,275,390
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,275,390
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 4 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS TC Group Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,275,390
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,275,390
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,275,390
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 5 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty V GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,779,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,779,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,779,980
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.2%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 6 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,779,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,779,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,779,980
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.2%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 7 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP V Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,779,980
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,779,980
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,779,980
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.2%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 8 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty III, GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,222,640
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,222,640
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,222,640
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.9%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 9 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,222,640
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,222,640
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,222,640
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.9%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 10 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP III Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,222,640
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,222,640
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,222,640
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.9%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 11 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty IV GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,360,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,360,827
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,360,827
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 12 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS Carlyle Realty IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,360,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,360,827
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,360,827
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 13 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP IV Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,360,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,360,827
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,360,827
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 14 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRP IV AIV GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,651,393
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,651,393
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,651,393
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.8%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 15 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRP IV AIV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,651,393
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,651,393
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,651,393
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.8%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 16 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRQP IV AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,756
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,756
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,756
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 17 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRP IV-A AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 742,637
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 742,637
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 742,637
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 18 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP IV Holdings (VCOC II), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,908,756
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,908,756
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,756
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 19 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP IV Holdings (VCOC I), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 742,637
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 742,637
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 742,637
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 20 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRP III AIV GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,260,550
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,260,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,260,550
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 21 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRP III AIV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,260,550
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,260,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,260,550
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 22 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CRQP III AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,260,550
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,260,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,260,550
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 23 of 34

CUSIP No. 21870Q105

1	NAMES OF REPORTING PERSONS CoreSite CRP III Holdings (VCOC), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,260,550
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,260,550
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,260,550
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 24 of 34

ITEM 1.	(a)	Name of Issuer:

CoreSite Realty Corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

1050 17th Street, Suite 800, Denver, CO, 80265

ITEM 2.

	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Investors V Holdings, L.L.C.

DBD Investors V, L.L.C.

TCG Holdings II, L.P.

TC Group Investment Holdings, L.P.

Carlyle Realty V GP, L.L.C.

Carlyle Realty V, L.P.

CoreSite CRP V Holdings, LLC

Carlyle Realty III, GP, L.L.C.

Carlyle Realty III, L.P.

CoreSite CRP III Holdings, LLC

Carlyle Realty IV GP, L.L.C.

Carlyle Realty IV, L.P.

CoreSite CRP IV Holdings, LLC

CRP IV AIV GP, L.L.C.

CRP IV AIV GP, L.P.

CRQP IV AIV, L.P.

CRP IV-A AIV, L.P.

CoreSite CRP IV Holdings (VCOC II), LLC

CoreSite CRP IV Holdings (VCOC I), LLC

CRP III AIV GP, L.L.C.

CRP III AIV GP, L.P.

CRQP III AIV, L.P.

CoreSite CRP III Holdings (VCOC), LLC

	(b)	Address of Principal Business Office:

The address for each of the Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

	(c)	Citizenship of each Reporting Person is:

Each of the reporting persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”)

	(e)	CUSIP Number:

21870Q105

ITEM 3.

Not applicable.

SCHEDULE 13G	Page 25 of 34

ITEM 4. Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock as of December 31, 2011, assuming that all limited partnership units of CoreSite, L.P. (“OP Units”) owned by the Reporting Persons are fully converted on a one-for-one basis into shares of Common Stock. Under the limited partnership agreement governing CoreSite, L.P., OP Units may be redeemed for cash or, at the election of the Issuer, for shares of Common Stock on a one-for-one basis. The percent of class presented below is based upon 19,848,795 shares of Common Stock outstanding as of November 3, 2011.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
DBD Investors V Holdings, L.L.C.	25,275,390	56.0%	0	25,275,390	0	25,275,390
DBD Investors V, L.L.C.	25,275,390	56.0%	0	25,275,390	0	25,275,390
TCG Holdings II, L.P.	25,275,390	56.0%	0	25,275,390	0	25,275,390
TC Group Investment Holdings, L.P.	25,275,390	56.0%	0	25,275,390	0	25,275,390
Carlyle Realty V GP, L.L.C.	10,779,980	35.2%	0	10,779,980	0	10,779,980
Carlyle Realty V, L.P.	10,779,980	35.2%	0	10,779,980	0	10,779,980
CoreSite CRP V Holdings, LLC	10,779,980	35.2%	0	10,779,980	0	10,779,980
Carlyle Realty III, GP, L.L.C.	6,222,640	23.9%	0	6,222,640	0	6,222,640
Carlyle Realty III, L.P.	6,222,640	23.9%	0	6,222,640	0	6,222,640
CoreSite CRP III Holdings, LLC	6,222,640	23.9%	0	6,222,640	0	6,222,640
Carlyle Realty IV GP, L.L.C.	4,360,827	18.0%	0	4,360,827	0	4,360,827
Carlyle Realty IV, L.P.	4,360,827	18.0%	0	4,360,827	0	4,360,827
CoreSite CRP IV Holdings, LLC	4,360,827	18.0%	0	4,360,827	0	4,360,827
CRP IV AIV GP, L.L.C.	2,651,393	11.8%	0	2,651,393	0	2,651,393
CRP IV AIV GP, L.P.	2,651,393	11.8%	0	2,651,393	0	2,651,393
CRQP IV AIV, L.P.	1,908,756	8.8%	0	1,908,756	0	1,908,756
CRP IV-A AIV, L.P.	742,637	3.6%	0	742,637	0	742,637
CoreSite CRP IV Holdings (VCOC II), LLC	1,908,756	8.8%	0	1,908,756	0	1,908,756
CoreSite CRP IV Holdings (VCOC I), LLC	742,637	3.6%	0	742,637	0	742,637
CRP III AIV GP, L.L.C.	1,260,550	6.0%	0	1,260,550	0	1,260,550
CRP III AIV GP, L.P.	1,260,550	6.0%	0	1,260,550	0	1,260,550
CRQP III AIV, L.P.	1,260,550	6.0%	0	1,260,550	0	1,260,550
CoreSite CRP III Holdings (VCOC), LLC	1,260,550	6.0%	0	1,260,550	0	1,260,550

CoreSite CRP III Holdings, LLC, CoreSite CRP III Holdings (VCOC), LLC, CoreSite CRP IV Holdings, LLC, CoreSite CRP IV Holdings (VCOC I), LLC, CoreSite CRP IV Holdings (VCOC II), LLC and CoreSite CRP V Holdings, LLC are the record holders of 6,222,640, 1,260,550, 4,360,827, 742,637, 1,908,756 and 10,779,980 OP Units, respectively. DBD Investors V Holdings, L.L.C. exercises investment discretion and control over these OP Units through its indirect subsidiary, TC Group Investment Holdings, L.P., which is the managing member of each of Carlyle Realty III GP, L.L.C., CRP III AIV GP, L.L.C., Carlyle Realty IV GP, L.L.C., CRP IV AIV GP, L.L.C. and Carlyle Realty V GP, L.L.C.

Carlyle Realty III GP, L.L.C. is the general partner of Carlyle Realty III, L.P. which is the managing member of CoreSite CRP III Holdings, LLC. CRP III AIV GP, L.L.C. is the general partner of CRP III AIV GP, L.P., which is the general partner of CRQP III AIV, L.P., which is the managing member of CoreSite CRP III Holdings (VCOC), LLC. Carlyle Realty IV GP, L.L.C. is the general partner of Carlyle Realty IV, L.P., which is the managing member of CoreSite CRP IV Holdings, LLC. CRP IV AIV GP, L.L.C. is the general partner of CRP IV AIV GP, L.P., which is the general partner of each of CRP IV-A AIV, L.P. and CRQP IV AIV, L.P., which are the managing members of CoreSite CRP IV Holdings (VCOC I), LLC and CoreSite CRP IV Holdings (VCOC II), LLC, respectively. Carlyle Realty V GP, L.L.C. is the general partner of Carlyle Realty V, L.P., which is the managing member if CoreSite CRP V Holdings, LLC.

DBD Investors V Holdings, L.L.C. is the managing member of DBD Investors V, L.L.C. DBD Investors V, L.L.C. is the general partner of TCG Holdings II, L.P. TCG Holdings II, L.P. is the general partner of TC Group Investment Holdings, L.P. DBD Investors V Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these OP Units requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the members of the DBD Investors V Holdings, L.L.C. managing board, may be deemed to share beneficial ownership of the OP Units beneficially owned by DBD Investors V Holdings, L.L.C. Such persons disclaim any such beneficial ownership.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable

SCHEDULE 13G	Page 26 of 34

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

DBD INVESTORS V HOLDINGS, L.L.C.

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

DBD INVESTORS V, L.L.C.
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

TCG HOLDINGS II, L.P.
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

TC GROUP INVESTMENT HOLDINGS, L.P.
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 27 of 34

CARLYLE REALTY V GP, L.L.C.
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CARLYLE REALTY V, L.P.
by Carlyle Realty V GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CORESITE CRP V HOLDINGS, LLC
by: Carlyle Realty V, L.P., its Managing Member
by Carlyle Realty V GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 28 of 34

CARLYLE REALTY III, GP, L.L.C.
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CARLYLE REALTY III, L.P.
by: Carlyle Realty III, GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CORESITE CRP III HOLDINGS, LLC
by: Carlyle Realty III, L.P., its Managing Member
by: Carlyle Realty III, GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 29 of 34

CRP III AIV GP, L.L.C.
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CRP III AIV GP, L.P.
by: CRP III AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CRQP III AIV, L.P.
by: CRP III AIV GP, L.P., its General Partner
by: CRP III AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 30 of 34

CORESITE CRP III HOLDINGS (VCOC), LLC
by: CRQP III AIV, L.P., its Managing Member
by: CRP III AIV GP, L.P., its General Partner
by: CRP III AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CARLYLE REALTY IV, GP, L.L.C.
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CARLYLE REALTY IV, L.P.
by: Carlyle Realty IV, GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 31 of 34

CORESITE CRP IV HOLDINGS, LLC
by: Carlyle Realty IV, L.P., its Managing Member
by: Carlyle Realty IV, GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CRP IV AIV GP, L.L.C.
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CRP IV AIV GP, L.P.
by: CRP IV AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 32 of 34

CRP IV-A AIV, L.P.
by: CRP IV AIV GP, L.P. , its General Partner
by: CRP IV AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CoreSite CRP IV Holdings (VCOC I), LLC
by: CRQP IV AIV, L.P., its Managing Member
by: CRP IV AIV GP, L.P., its General Partner
by: CRP IV AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

CRQP IV AIV, L.P.
by: CRP IV AIV GP, L.P., its General Partner
by: CRP IV AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 33 of 34

CORESITE CRP IV HOLDINGS (VCOC II), LLC
by: CRQP IV AIV, L.P. , its Managing Member
by: CRP IV AIV GP, L.P., its General Partner
by: CRP IV AIV GP, L.L.C., its General Partner
by: TC Group Investment Holdings, L.P., its Managing Member
by: TCG Holdings II, L.P., its General Partner
by: DBD Investors V, L.L.C., its General Partner
by: DBD Investors V Holdings, L.L.C., its Managing Member

by: /s/ R. Rainey Hoffman, attorney-in-fact
Name: David M. Rubenstein
Title: Managing Director

SCHEDULE 13G	Page 34 of 34

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement